Exhibit 99.1
For further information, contact:
Danial J. Tierney, Executive Vice-President
Office: (503) 257-8766, Ext. 279
Fax: (800) 754-6187/E-mail: dantierney@trm.com
Caroline Rety, Smithfield (PR agency)
Office: +44 (0)20 7903 0670
Fax: +44 (0)20 7490 7277 / E-mail: crety@smithfieldgroup.com
TRM To Acquire Travelex United Kingdom ATM Network
Portland, Oregon: September 1, 2005 — TRM Corporation (NASDAQ: TRMM) today announced that it has agreed to purchase the United Kingdom-based ATM business of Travelex UK Limited. The business includes the ATM division of Travelex as well as Travelex ATMs Limited, a joint venture company with Snax 24 Corporation Limited. TRM will purchase the business, comprised of over 1,100 primarily full placement ATM units, for £43.4 million (approximately $78 million). The acquisition is subject to customary closing conditions, including obtaining financing for the purchase, and, upon satisfaction of these conditions, is expected to be completed in the fourth quarter of 2005.
The ATM business that TRM has agreed to acquire provides convenient, on-site cash access at locations predominately based around fuel stations and convenience stores such as TotalFinaElf, Snax 24, Texaco and National Car Parks, as well as other sites including McDonalds and United Cinemas International. The ATM portfolio is comprised primarily of long-term customer site contracts whose locations are averaging approximately 1,000 transactions per month over the last twelve months.
Due to continuing consolidation in the United Kingdom ATM marketplace, Travelex was pleased to develop and accept this offer from TRM. The acquisition would increase TRM’s presence in the United Kingdom to over 7,500 ATM locations; and TRM will service all locations through its in-house service network.
Banc of America Securities LLC served as financial advisor to TRM in connection with this transaction.
Deutsche Bank served as financial advisor to Travelex and Snax 24 in connection with the transaction.

About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base has grown to over 35,000 retailers throughout the United States and over 47,000 locations worldwide, including 6,500 locations across the United Kingdom and over 5,500 locations in Canada. TRM operates one of the largest multi-national ATM networks in the world, with over 22,000 locations deployed throughout the United States, Canada, Great Britain, Northern Ireland and Germany.
About Travelex
Travelex is the world’s largest foreign exchange specialist, with over 700 retail branches and 15,000 business customers. There are retail branches at key airport, seaport and rail locations, in addition to tourist and business centres around the world. Around 40% of the world’s airline passengers, over 1.3 billion people, pass through airports at which the business operates including the major gateways at London, New York, Hong Kong, Frankfurt and Sydney. Travelex is the world’s largest non-bank provider of commercial foreign exchange services, providing integrated solutions for businesses. The Group is also one of the world’s leading providers of outsourced travel money to banks and travel agencies.
About Snax24
Snax 24 is a leading operator in the fuel retailing and convenience store sector. Snax24 is owned by its Chairman, Gerald Ronson, together with family interest. Gerald Ronson was the founder of the Heron International property group and Snax 24’s predecessor, Heron Service Stations.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward- looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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